                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

                                                             THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                             ------------------                  ----------------
                                                                    JUNE 30,                          JUNE 30,
                                                                    --------                          --------
                                                             1996            1995              1996            1995
                                                             ----            ----              ----            ----
Fully Diluted:*
Weighted average number of Common Shares Outstanding
Disregarding Potentially Dilutive Common Stock
Purchase Warrants and options.                             3,365,600       1,893,600         2,839,886       1,893,600
Assumed Exercise of Options(1)                                     0               0                 0               0
Assuming Conversion of Warrants(1)                                 0               0                 0               0
                                                           ---------       ---------         ---------       ---------
Weighted average number of Common Shares Outstanding
as adjusted                                                3,365,600       1,893,600         2,839,886       1,893,600
                                                           ---------       ---------         ---------       ---------
Income for Fully Diluted Calculations                        272,285         252,362           292,630         473,259
                                                           ---------       ---------         ---------       ---------
Fully Diluted Earnings  per Common Share                         .08             .23               .10             .25
                                                           ---------       ---------         ---------       ---------



(1) The effects of the exercise of certain options to purchase Common Stock and the exercise of the outstanding Class A Warrants are excluded from the calculation as such financial instruments do not become exercisable until 1997. However, if effect was given to the exercise of all such financial instruments, the 1996 weighted average number of common shares outstanding as adjusted would have been increased by approximately 866,000.

* This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.